Exhibit 99.1

CONTACT:	Mark J. Plush
Senior Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com
FOR IMMEDIATE RELEASE
Danaher to Acquire Keithley Instruments
Washington, D.C., and Solon, OH; September 29, 2010 — Danaher Corporation (NYSE:DHR) and Keithley Instruments, Inc. (NYSE: KEI) announced today that they have entered into a definitive merger agreement pursuant to which Danaher will acquire all of the outstanding Common Shares and Class B Common Shares of Keithley at a purchase price of $21.60 per share in cash for an enterprise value of approximately $300 million net of cash to be assumed. The acquisition has been unanimously approved by the Keithley Board of Directors.
Keithley Instruments, Inc. designs, develops, manufactures, and markets complex electronic instruments and systems geared to the specialized needs of engineers at electronics manufacturers and academic institutions for research, product development, high-performance production testing and process monitoring. The Company currently offers approximately 150 products used to source, measure, connect, control or communicate direct current (DC), and alternating current (AC) signals. Keithley’s product offerings include integrated systems solutions, along with instruments and data acquisition modules that can be used as system components or stand-alone solutions. Upon closing Keithley will be part of Danaher’s Tektronix business.
“We are excited about the opportunity to acquire a premier brand and technology leader in bench solutions,” said Jim Lico, Executive Vice President — Danaher. “Along with Fluke and Tektronix, Keithley further solidifies Danaher’s leading position in the Test & Measurement industry and presents an attractive value creation opportunity.”
“We believe this transaction creates significant value for Keithley’s shareholders and I am excited about the opportunity this transaction represents for Keithley’s customers and employees,” said Joseph P. Keithley, Chairman, President and CEO of Keithley. “Danaher has a great history of nurturing leading brand names within the Test & Measurement industry and we look forward to joining the Danaher team.”
The acquisition is subject to customary closing conditions, including the receipt of regulatory approvals and adoption of the merger agreement by Keithley’s shareholders, and is expected to be completed during the fourth quarter of calendar 2010. A partnership affiliated with Joseph P. Keithley has agreed to vote a number of Class B Common Shares representing 19.99% of the voting power of the Company in favor of the merger.
Stifel Nicolaus Weisel is acting as exclusive financial advisor and Baker & Hostetler LLP is acting as legal counsel to Keithley Instruments, Inc. Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates is acting as legal counsel to Danaher.

About Danaher
Danaher is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our portfolio of premier brands is among the most highly recognized in each of the markets we serve. Driven by a foundation provided by the Danaher Business System, our 47,000 associates serve customers in more than 125 countries and generated $11.2 billion of revenue in 2009. For more information please visit our website: www.danaher.com.
About Keithley
With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test. We serve customers in more than 80 countries and generated $102.5 million of revenue during our fiscal year ended September 30, 2009.
Additional Information and Where to Find It
Keithley intends to file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the proposed transaction. The definitive proxy statement will be sent or given to the shareholders of Keithley. Before making any voting or investment decision with respect to the merger, investors and shareholders of Keithley are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Keithley with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, or by going to Keithley’s website at http://ir.keithley.com.
Participants in the Solicitation
Keithley and Danaher and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Keithley shareholders in connection with the proposed transaction. Information about Danaher’s directors and executive officers is set forth in Danaher’s proxy statement on Schedule 14A filed with the SEC on April 5, 2010 and Danaher’s Annual Report on Form 10-K filed on February 24, 2010. Information about Keithley’s directors and executive officers is set forth in Keithley’s proxy statement on Schedule 14A filed with the SEC on December 29, 2009 and Keithley’s Annual Report on Form 10-K filed with the SEC on December 14, 2009. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Keithley intends to file with the SEC.
Forward-looking statements
Statements in this release that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things: general economic conditions and conditions affecting the industry in which Keithley operates; the uncertainty of regulatory approvals; adoption of the merger agreement by Keithley shareholders; the parties’ ability to satisfy the closing conditions and consummate the transactions; Danaher’s ability to successfully integrate Keithley’s operations and employees with Danaher’s existing business; and the ability to realize anticipated growth, synergies and cost savings. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s and Keithley’s respective SEC filings, including each company’s most recent, respective Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and neither company assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
Danaher contact:
Matt R. McGrew
Vice President, Investor Relations
Danaher Corporation
2099 Pennsylvania Avenue, NW
Washington, D.C. 20006
Telephone: (202) 828-0850
Fax: (202) 828-0860
Keithley contact:
Mark J. Plush
Senior Vice President and Chief Financial Officer
Keithley Instruments, Inc.
28775 Aurora Rd.
Solon, Ohio 44139-1891
Telephone: (440) 248-0400
Fax: (440) 248-6168